Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated April 20, 2021

Relating to Preliminary Prospectus issued April 20, 2021

Registration Statement No. 333-254908

ENDEAVOR GROUP HOLDINGS, INC.

This free writing prospectus relates to the proposed public offering of Class A common stock (the “Offering”) of Endeavor Group Holdings, Inc. (“Endeavor”), which is covered by the Registration Statement on Form S-1 (File No. 333-254908), as amended (the “Registration Statement”), that Endeavor filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

On April 19, 2021, The New Yorker published an article (the “Article”), for which Ariel Emanuel, Endeavor’s Chief Executive Officer, and other senior management at Endeavor, participated in interviews with The New Yorker. The Article is set forth below. The New Yorker is not affiliated with Endeavor.

You should consider statements in the Article as set forth below only after carefully evaluating all of the information in the preliminary prospectus contained from time to time within the Registration Statement (including the preliminary prospectus that satisfies the requirements of Section 10 of the Act that may be subsequently filed with the SEC) and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Statements in the Article as set forth below that are not attributed directly to Mr. Emanuel or Mark Shapiro are not endorsed or adopted by Endeavor or any other Offering participant. Statements in the Article set forth below that are attributed directly to Mr. Emanuel or Mark Shapiro were not intended as, and should not be considered to be, offering material with respect to the Offering or otherwise.

*****

Ari Emanuel Takes on the World

Hollywood’s most tenacious agent tries to remake himself as a mogul.

By Connie Bruck

On February 29, 2020, Ari Emanuel, the C.E.O. of the Endeavor company, and Mark Shapiro, its president, were leaving Madison Square Garden after a Knicks game. “Ari said he wanted to stop at this new bar for a drink,” Shapiro recalled. “We walk in, and boom! It’s a surprise party, for my fiftieth birthday.” Emanuel was uncharacteristically reserved. covid-19 had just begun to spread in the United States, and very few people could guess how disruptive it would be. Emanuel, however, had been discussing the dangers of the new virus with his eldest brother, Zeke Emanuel, a prominent bioethicist and oncologist. Shapiro told me that, at the bar, “everyone was saying to me, ‘What the hell’s wrong with Ari? You can’t get a hug, can’t get a kiss on the cheek, can’t shake his hand.’ Ari was saying, ‘Can’t do it, can’t do it—I don’t like where this is going!’ ”

Emanuel, who inspired the manic Ari Gold character on the TV show “Entourage,” is almost a caricature of a Hollywood personality; cunning, quick-thinking, charming, and heroically profane. There are three Emanuel brothers: Zeke, the doctor and intellectual; Rahm, the former congressman, White House chief of staff, and mayor of Chicago; and Ari, the businessman. All are consummate schmoozers, though Ari and Rahm balance their ingratiating manners with ferocious tempers. “He’s a loyal friend, but you don’t want to have him as an enemy,” a friend of Ari’s said.

Emanuel founded Endeavor in 1995, and went on to establish himself as one of the country’s most prominent agents, representing Oprah Winfrey, Martin Scorsese, Charlize Theron, Mark Wahlberg, and Dwayne Johnson. (In 2010, he also became Donald Trump’s agent.) But Emanuel has always seemed driven by a hunger to upend people’s expectations of him. He craves the stature of a visionary, not of a mere corporate executive. “In ten years, is anybody gonna remember Bob Iger?” he asked me, referring to the executive chairman of the Walt Disney Company. “Probably not. They’re gonna remember Steve Jobs. They’re gonna remember Elon Musk. They’re gonna remember Presidents, actors. You know, businessmen like me, they’re not really.”

For the past decade, Emanuel has worked to transform Endeavor into a global sports and entertainment conglomerate, with more than six thousand employees in twenty-eight countries. (Endeavor agents have represented The New Yorker in book publishing and in other media.) In September, 2019, he launched an I.P.O., expected to raise roughly six hundred million dollars. But the response from institutional investors was disappointing. According to a person involved in the offering, a team of bankers, led by Goldman Sachs, gave steadily declining estimates of the share price: first about thirty dollars, then twenty-four, and finally as low as twenty. The afternoon before the trading was to start, Emanuel pulled the I.P.O. “Ari called all the Goldman guys motherfuckers,” the person said. “He cursed out so many people he had to apologize a few weeks later.”

It was the biggest failure of Emanuel’s career, and some of his peers suggested that he had made a mistake in trying to reinvent himself as a mogul. “Ari was the best agent of his generation,” a former longtime Endeavor agent told me. “But there’s a disconnect between Ari the agent and Ari the everything else. I think his brain is still wired as an agent. And when you’re that successful there’s a tendency to think, Why can’t I do that?”

Then the pandemic struck. Productions were cancelled. Hollywood all but shut down. Endeavor inspired particular speculation, with many people wondering whether it would go bankrupt. As Emanuel built his company, he had made more than twenty acquisitions, many of them in the live-events business. Now those bets looked perilous; with sports, concerts, fashion shows, and television and movie production in the doldrums, the company’s revenues sank, and its credit rating was downgraded to junk-bond status. In a conference call on March 20th last year, Emanuel told a large group of agents that their salaries would be cut, and that there would be no bonuses. Buybacks of company stock would be postponed. People who had made more than a million dollars a year calculated that they would now make a few hundred thousand. Emanuel had announced that he would take no salary for the rest of the year, but the agents weren’t appeased. The prospectus for the I.P.O. had disclosed that he had sold more than a hundred and sixty million dollars of equity in the company in 2017.

Joe Ravitch, a friend and business partner of Emanuel’s, told me last spring that he was still confident. “A lot of people have wanted to take Ari down for a long time,” he said. “Fifteen or twenty years ago, Ari said, ‘Joe, agents are like cockroaches. We’re going to survive nuclear war.’ His business is more complicated now, but he’s still relentless.”

For his company to survive, Emanuel had to find a way to hold sports and entertainment events, even as much of the world was shutting down. In late March, around his fifty-ninth birthday, he got a call from Khaldoon Al Mubarak, a partner in Abu Dhabi and a longtime friend. Al Mubarak had an idea for a business opportunity—one that might just save Endeavor.

Emanuel and Al Mubarak first met in 2009, as Emanuel began seeking investors in Abu Dhabi. Educated at Tufts University, Al Mubarak was thirty-four and already in charge of Mubadala, Abu Dhabi’s sovereign wealth fund, which is among the largest in the world. As the two men built a friendship, Al Mubarak bought a house in Brentwood, minutes from Emanuel’s, and spent summers there with his family.

For someone who was not a member of the royal family, Al Mubarak was extraordinarily influential in the United Arab Emirates. He was a close adviser to Mohammed bin Zayed, the Emirates’ de-facto ruler. M.B.Z., as he is commonly known, is one of the world’s richest men, and has control of sovereign wealth funds worth $1.3 trillion. By diversifying the country’s oil-dependent economy, he aimed to create a society that excelled in science, technology, warfare, and the arts. Al Mubarak has been deeply involved in this effort, becoming, as a friend of his said, “basically the C.E.O. of Abu Dhabi.” In 2007, he boasted about the pace of development. “How many places can you say, ‘I want world-class hospitals, universities, and museums,’ and boom, the Sorbonne, Cleveland Clinic, Guggenheim, and Louvre are on the way?”

Al Mubarak was also leading Abu Dhabi’s multibillion-dollar investment in sports—a passion that he and Emanuel shared. In 2008, he had been appointed chairman of the Manchester City Football Club, in England, after a member of the royal family bought the team. Al Mubarak was also interested in the Ultimate Fighting Championship, the world’s largest mixed-martial-arts organization, which Emanuel had begun representing several years before they met. In 2016, Emanuel’s company led an acquisition of the UFC, with help from Mubadala. The price was $4.2 billion—at the time, the largest sports transaction in history—and some analysts thought that Emanuel had overpaid. But, two years later, ESPN agreed to pay $1.5 billion to broadcast the league’s events for the next five years.

The UFC’s president is Dana White, a brawny former wrestling manager who relishes his role as bombastic front man. Since early March, White had been adamant that covid would not shut down the UFC. Echoing Trump, a political ally of his, White described covid as no worse than the flu, and said that the entire world had “turned into pussies overnight.” During the pandemic, though, the UFC had struggled to hold fights. The contract with ESPN required forty-two events that year; thus far, there had been seven. At Endeavor, managers worried that the contract could be at risk, just when the company could least afford it. Emanuel told me that Al Mubarak proposed a solution: “Khaldoon said, ‘Why don’t you have the UFC come here? We’ll create a bubble for you.’ And then everything got started.”

The bubble would be on Yas Island, a popular resort off the coast of Abu Dhabi. The island features a Formula 1 racetrack, a championship golf course, a gigantic entertainment and retail complex, and luxury hotels. The airport is fifteen minutes from the island; fighters from around the world who might have been kept out of the U.S. by the Trump Administration’s travel ban could fly in for bouts. And Abu Dhabi’s government, which maintained strict quarantines and an elaborate surveillance system, could keep anyone who might be infected away from the island.

For Emanuel, it was an easy decision. The fights couldn’t admit spectators, but they could be broadcast to fans all over the world. Moreover, Mubadala was one of Endeavor’s biggest investors, and Emanuel was eager to please his friend. Al Mubarak and M.B.Z., hoping to raise Abu Dhabi’s profile, had long wanted to attract the N.B.A. and other sports leagues. The pandemic, which had shut the leagues down, provided an opportunity.

Days after Emanuel and Al Mubarak spoke, another UFC fight was cancelled in the U.S. White assured the press that he and Emanuel had a new venue, in an undisclosed location, which he soon began describing as “Fight Island.” As White ginned up media exposure for the deal and launched a line of branded merchandise, Emanuel talked to his brother Zeke about how the UFC could safely hold events. Zeke had already provided similar covid advice to the N.F.L. and the W.N.B.A., but White was unusually willing to take a risk. “In sports, they’re all lemmings,” Zeke said. “No one wanted to be out there first. And that’s why the UFC was first. Because there is a guy who is not a lemming.”

On July 11th, the UFC held its first fight on Yas Island, where the U.A.E. had built an elaborate octagon, the Flash Forum Arena, alongside the beach. Four fights were held there in the next two weeks, and, as sports-starved fans tuned in, White euphorically announced an enormous spike in viewership. He was planning several more bouts on the island; one would feature Khabib Nurmagomedov, the league’s most celebrated fighter and a favorite of M.B.Z. Abu Dhabi was “the new fight capital of the world,” White said.

During the construction of Fight Island, White had complained to the press about how expensive it was. In fact, Abu Dhabi not only built the arena and provided private planes, food, housing, testing facilities, and medical staff; it also paid the UFC for each fight, at rates that compensated for the absence of ticket sales. According to people familiar with the company’s finances, the league was Endeavor’s most successful business in 2020. Amid the trials of the pandemic, Shapiro said, “UFC was our saving grace.” Emanuel told me, with evident affection, “Khaldoon has always been an incredible partner.”

On the morning of October 28th, Emanuel delivered the opening remarks at an Endeavor “retreat,” conducted virtually. Emanuel has close-cropped hair that has been going silver. He wore a black polo shirt and large, dark-rimmed reading glasses. He began by acknowledging the economic hit that many of his associates had taken. “It’s been a challenging eight months,” he said. “I can’t tell you how much I appreciate the sacrifices you made on behalf of this company.” During the spring, as part of a financial plan for enduring the pandemic, Endeavor had secured a high-interest loan of a quarter of a billion dollars, and it worked through the summer to cut costs aggressively. (“It’s our new business line,” one partner quipped.) But, Emanuel argued, the company had encountered difficulties before and always emerged stronger. “We’re built for this,” he insisted. “When the economy comes back, as it has in every major global crisis”—he struck the tabletop with his fist—“we’ll be ready.”

Ordinarily, when addressing colleagues, Emanuel is funny, outrageous, and supremely confident. This self-presentation, at once cocky and appealing, tends to inspire loyalty among his staffers. Mark Shapiro calls Endeavor “a cult of personality.” In public appearances, Emanuel likes to extemporize, cajole, and find a connection. He dislikes formality, and he rarely reads his speeches. He explained this aversion in 2007, when he received an award from the Lab School, in Washington, D.C., which focusses on learning differences. “I’ve never been honored by anything before,” he told the audience. He thought that Rahm had secretly arranged the award. “When it turned out to be legit, I was kind of shocked.” He explained that he had dyslexia, and felt a “dread of having to read in public.” But he wanted young people with dyslexia to understand that it could be a gift, which could provide them with “the insight to find inventive solutions to life—and in business—that others when they’re in those situations probably never find.”

Growing up in Chicago, Emanuel was impish and funny, but also ready to attack anyone who bullied him, or insulted his brothers, or even picked on a stranger who attracted his sympathy. In the third grade, still unable to read, he was diagnosed as having dyslexia and attention-deficit hyperactivity disorder. He was teased, and he never failed to respond. Years later, reminiscing about confronting one boy, he said, “I wanted to kill that kid—I really almost did, slamming his head into that wooden grate.”

The instinct for combat did not run in the family. His father, Dr. Benjamin Emanuel, was born in Jerusalem and served in the nascent Israeli Army during the Arab-Israeli War, in 1948. An avowed pacifist, he fought for eighteen months with an unloaded gun. He went to medical school in Switzerland. When a radical Zionist group contacted him there to ask if he would send letter bombs to England, he refused.

Dr. Emanuel arrived in New York in 1953, with thirteen dollars in his pocket and a fluent command of Hebrew, French, and Italian—but not English. Eventually, he went to work at a hospital in Chicago, where he met Marsha Smulevitz, a radiology technician and a dedicated civil-rights activist. He took her to breakfast and, a week later, asked her to marry him. They lived in Israel for a couple of years before returning to Chicago, where Dr. Emanuel built a thriving pediatric practice. The three boys went to Israel nearly every summer, visiting family. In 1967, when Ari was six, the Emanuels arrived just two weeks after the end of the Six-Day War.

Their household emphasized service to the community. Zeke wrote in his memoir, “Brothers Emanuel,” that there were many times when people who were struggling asked if their children could stay with the Emanuels. “My father the pediatrician and my mother—the woman who always tried to do the right thing—said yes,” he wrote.

In 1973, a woman asked Dr. Emanuel if he knew someone who would adopt her newborn daughter. He proposed to his wife and sons that they take the baby, and after some discussion they agreed. The girl, whom they named Shoshana, had cerebral palsy; she had no intellectual impairment, but over the years she had to undergo several surgeries to gain greater mobility. As a young woman, she gave birth to two children, and Marsha Emanuel, who by then had become a psychotherapist, began caring for them. “I spend most of my time exhausted,” she told the Times in 1997. When the reporter responded that she must be very strong, she said, “If one more person tells me that, I’ll shoot them. And I’m nonviolent.”

Zeke does not mention his sister in his memoir. Her only appearance is in a photograph taken at Ari’s bar mitzvah, in which Marsha is holding a baby girl. Rahm has declined to answer questions about her. Ari does not speak about Shoshana publicly, but in 2015 he adopted one of her children. On Father’s Day in 2018, Rahm Emanuel invited his father onto his podcast, “Chicago Stories,” and asked what his proudest accomplishment was. “Having raised four kids that are honest, that are successful, that are compassionate,” he replied.

As a boy, Ari felt overshadowed by his siblings. “Zeke was always the brainy one,” he has said. “Rahm was the shrewd one. And I was just the last one.” In high school, even though he excelled in math, he was placed in a special-education class. “People made fun of me every day,” he has said. “Being an accomplished wrestler made me feel like less of an outcast, but still I got myself into a lot of fights and ended up in the principal’s office every other day.” Zeke wrote in his memoir, “It did not take much to provoke Ari because, to be blunt, he liked to fight.” He added, “The speed, danger, and risk that make other people nervous make guys like Ari serene.”

Emanuel told me, “There were some dark fucking days in my life, where they didn’t think I could graduate high school.” His mother took him to a reading teacher—three-hour sessions, which he hated. “You just have to get to the next day. I give my mom a lot of credit here, in that she just kept on encouraging me. So, when things are tough, I don’t really get that down.”

After graduating from Macalester College, in 1983, Emanuel briefly played professional racquetball, and then got a job working for Robert Lantz, a New York talent agent. But he had always told his family that he wanted to make a fortune, and he began to think about Hollywood. Emanuel told me, “I read this article about Mike Ovitz,” who was then the head of Creative Artists Agency and the dominant agent in Hollywood. “And I said, Fuck, I wanna fucking go to work for that dude.” In 1987, he left for Hollywood and became a trainee at C.A.A.

Reading was still a struggle, but at the end of each day he took home scripts to review. He became head of the mail room, and then an agent’s assistant. After two years, several former C.A.A. colleagues asked him to join a firm they’d started, called InterTalent. He went to see Ovitz to announce that he was leaving. “Mike Ovitz was God, and I was just a fucking street urchin,” Emanuel told the journalist James Andrew Miller, for “Powerhouse,” a book about C.A.A. Ovitz responded, “We’re going to kill you guys and your careers are going to be over.” Emanuel recalled, “I turned to him, got out of my Chinese chair, Japanese chair, whatever, and said, ‘Are you threatening me?’ And I grabbed the chair with my hands and picked it up and said, ‘Because if you are, I’ll fucking throw this chair right out of here right now. Don’t threaten me.’ ” (Ovitz disputes this account.) Emanuel went on, “I was a complete moron. You don’t do that stuff, but I’ve been a fighter all my life.”

In 1993, Emanuel and his best friend, Tom Strickler, began talking about starting their own agency. They’d worked together in the mail room at C.A.A. and then at InterTalent, before moving to International Creative Management. The two were an unlikely pair. Strickler—urbane, thoughtful, instinctively gracious—had grown up on Fifth Avenue and graduated from Harvard. He could have emulated his father, a prominent Wall Street banker. But, as he told Emanuel, he wanted a job that felt satisfying and fun—“otherwise, we might as well be trading bonds.” Emanuel liked the idea of creating a firm, but he had other options. The management company Brillstein-Grey Entertainment wanted him to be the head of television, at triple the salary he was making at I.C.M. To aid in the decision, Strickler recalled, they went to Emanuel’s psychiatrist and talked through his dilemma. “This was my first time to a shrink—Wasps tend not to go, although they should,” Strickler told me. “He was super nice. Ari explained the pros and cons. At the end, he agreed with me. I said, ‘O.K., I got the shrink’s vote!’ ”

The two friends spent days drawing up plans on legal pads, deciding which agents to recruit and which clients to poach. Strickler believed that their firm should work intently to improve their employees’ lives as well as their clients’. Emanuel didn’t disagree. Strickler recalled walking together as they deliberated. “I’m not Catholic, but I dragged Ari into a few churches,” he told me. “He said, ‘No, I don’t want to pray!’ I said, ‘Pray for our success.’ ”

On March 29, 1995—Emanuel’s thirty-fourth birthday—he and Strickler started Endeavor, along with two colleagues from I.C.M. Their office, in Los Angeles, occupied a floor above an Islands restaurant on Olympic Boulevard; the smell of cheeseburgers wafted in every afternoon. Five years later, Endeavor had more than a hundred employees and a sleek office in Beverly Hills. “These guys are everywhere,” Ovitz told a reporter for Talk magazine. Emanuel was in constant motion; when the reporter asked how he and his colleagues operated, he replied, “We fight and we fuck”—and then disappeared. Strickler was more accessible and less profane. Asked what posed the biggest threat to the agency, he said, “Probably our success. Success which usually breeds hubris and arrogance in Hollywood.” Then he set out to do what he did every Friday afternoon: he made his way through the firm’s three floors and shook hands with all the employees, wishing them a good weekend.

A prominent Hollywood agent who was an Endeavor assistant in those years said that the company’s ambition emanated from Emanuel and its culture from Strickler. “I was too moralistic, Ari was too expeditious,” Strickler told me. “So we met in the middle. When we fired someone, we covered their health insurance for six months to a year. There were a thousand things like that. If you’re trying to build a business with a soul, souls are expensive.”

To strengthen Endeavor’s position in the movie business, Emanuel tried to hire Patrick Whitesell, a talented agent at C.A.A. Whitesell hesitated, and so Emanuel began calling him nearly every morning. After two years of calls, Whitesell joined Endeavor, bringing with him a client list that included Matt Damon, Ben Affleck, and Christian Bale. “At Endeavor, we didn’t really advocate for titles,” Whitesell told me, “but it kind of evolved over time that Ari and I were the two running the firm.” Whitesell grew up in Iowa Falls, and his soft-spoken Midwestern manner contrasted with Emanuel’s Chicago-style aggression; they were often described as “yin and yang.”

Emanuel’s ferocity appealed to clients. One of them was the producer Brian Grazer, who had started out developing television projects in the eighties, before founding Imagine Entertainment, with Ron Howard. Grazer had been successful in the movies—in 2002, his film “A Beautiful Mind” won the Academy Award for Best Picture—and he wanted to establish himself in TV. “I’d heard about this guy Ari, and he was just a fucking fearless guy, and I loved that,” Grazer said. “There’s a pervasive atmosphere of fear in Hollywood that seemed to have no effect on him.”

In 2004, Grazer produced a movie, “Friday Night Lights,” based on Buzz Bissinger’s book about a high-school football team in Odessa, Texas. “It got amazing reviews,” Grazer said. “And then Ari goes, ‘Let’s do a series with it.’ ” Grazer had reservations: he felt beholden to the true story, in which the team loses the championship game. “I go, ‘You’re fucking crazy. They lost the game—where’s the series?’ ” Grazer recalled. “He goes, ‘Guess what? Get the fuck out of my way, I’m going to get you a fucking television series.’ He calls up Jeff Zucker”—the head of the NBC Universal Television Group—“and jams him, and we get the series on the air.”

That year, Michael Moore released “Fahrenheit 9/11,” a documentary that attacked the Bush family for its close relations with the Saudi royal family. Moore was Emanuel’s client. The DVD distributor was Sony. “Michael Moore and Harvey Weinstein wanted to have the DVD distributed in Ohio during the 2004 election—which we could not do, because it violated federal election laws,” Michael Lynton, who was then Sony’s C.E.O., told me. (Lynton is now a board member at Condé Nast.) “So Ari called me, and then Harvey and Michael got on the phone, too. They were all yelling at me, and I was trying to explain to them it was a violation, we could not do it. But Ari was fighting for his client, and he’s an ardent Democrat, and he kept saying, ‘You’ve gotta give this away for free!’ And it was one of those rare occasions where there was so much yelling, from all three of them, I just had to put the phone down.”

Emanuel was no less tenacious away from the office. He has said that he wooed his wife, Sarah Addington, with the same persistent approach that he used to hire Patrick Whitesell. (They were married in 1996, had three sons, and divorced in 2018.) Lynton lived next door to the Emanuel family, in Brentwood, and he and Ari became friends. Their houses were close enough that when Emanuel hit golf balls at 5 a.m., Lynton said, “I periodically had to open our bedroom window and tell him to knock it off. The guy doesn’t sleep much.”

Lynton continued, “Ari is just a force of will. He will call you and call you and call you and call you and call you. And he also has a very good sense of how that town works. The favor bank there—it’s complicated to see the ledger, but if you know the ledger in your head it has a lot of benefits. And I think Ari knows it six ways to Sunday.”

Emanuel had a successful talent agency, but he was already meeting with prospective investors, including Casey Wasserman, a sports and entertainment executive, and Ron Burkle, a grocery-store magnate, who might help him create a larger venture. “The question with Ari was always: How fast, how big, how much of an empire can we build?” Strickler recalled. “We were growing at twenty per cent a year. Ari would say, ‘If we grow at the rate we’re growing at, and C.A.A. grows at its current rate, when will we be the biggest?’ It was something like twenty years. Ari said, ‘We’ll be retired!’ He was not a guy who wanted to build for the next generation.”

By 2007, Emanuel had held merger talks with United Talent Agency and with I.C.M. But the William Morris Agency was the most appealing prospect. A century older than Endeavor and more than twice its size, William Morris had millions of dollars coming in each year from premium-TV packaging fees. And it had strong divisions in music and books, which Endeavor lacked.

William Morris had also been weakened by a series of internal power struggles. Most recently, in the summer of 2008, Jim Wiatt, the firm’s chairman, had tried to force out John Fogelman, the head of the movie department. A compromise was reached, but it was unstable, and Emanuel was soon in secret discussions with Fogelman. He also met quietly with Jennifer Rudolph Walsh, a favorite of Wiatt’s whom he had rapidly promoted.

By then, Zeke said, Emanuel had sharpened his innate feel for human relations. “As a kid, he always knew exactly how far to go,” he said. “He could be humorous and also put people in their spot, and he could do it instinctively. It doesn’t mean he necessarily understood what he was doing. And then, in the last twenty years or so, I think he’s taken his fast thinking and decomposed it, to try to understand—what’s really motivating people, what are they really responding to?”

Emanuel and Whitesell pitched Wiatt a vision of a hugely powerful alliance, with Wiatt presiding as chairman. Then they prepared their own team for aggressive negotiations, enlisting a Harvard Business School professor, Nitin Nohria, to help guide them. Strickler recalled that Nohria gave unsentimental advice, telling them, “Everyone will hold hands, say, ‘This is great, kumbaya.’ But that’s not what this is. There will be a winning side and a losing side.” Nohria also emphasized the importance of finding concessions that they could offer the other side without yielding power. One easy sacrifice was the name of the newly merged company—something that people often value emotionally but that has no monetary worth. “We ended up saying, O.K., you guys win—it can be William Morris Endeavor,” Whitesell said.

Members of the two firms were scheduled to vote on the merger on April 27, 2009. The sides had agreed to harsh layoffs. Endeavor fired about fifteen per cent of its staff, and William Morris nearly a third. “It was so emotional,” Strickler told me. “This was watching something burn to the ground—we had this enormous success based on a culture that was going to be destroyed.” Early that morning, Strickler sent a company-wide e-mail, saying that he was leaving the firm. Emanuel called one of the other co-founders, David Greenblatt, to express surprise. Greenblatt picked up his phone and heard a long silence, and then Emanuel’s voice. “He never said a word,” Emanuel said, and hung up.

Strickler didn’t attend the vote, which was unanimous in his absence. Afterward, he went to a company meeting. “Ari wanted me to bless the transaction,” Strickler said. “I got up, endorsed it. I talked about the company, lots of metaphors, about how there might be rough waters ahead, but there had been when we started Endeavor, too, and I had really enjoyed those days. Then Ari came up and said, ‘Fuck you!’ It was charming—everyone laughed.” But many in the crowd were also crying. Strickler is a godfather to the children of seven people who worked for him. One agent told me, “Tom was the heart and soul of the company.” Emanuel and Strickler have not spoken at length since. “When Ari needs somebody, he’s their best friend,” Strickler said. “When that is no longer the case, he disappears. It shocks a lot of people.”

When I asked Emanuel about Strickler’s departure, he said, “He thought it was a good time to leave. It’s, like, now everybody gets to do what makes them happy in their lives. And he wasn’t running the company. I was running the company. I don’t know exactly what he’s doing right now. But he continues to get checks from the company, and he’s good.”

As the deal closed, Jim Wiatt’s position seemed well defended. “The board had five William Morris directors, and four Endeavor,” someone involved in the transaction told me. “Any decision to remove a director needed a supermajority. You’d need six votes.” But Fogelman and Walsh had promised Emanuel that they would take his side. Wiatt, realizing that his support had collapsed, resigned before the first meeting. Emanuel and Whitesell took control of W.M.E.

Strickler and Emanuel both knew Wiatt well; he was the president of I.C.M. when they left to start Endeavor. Strickler had never been an admirer, but for him that was not the point. “You acquire a business, more than twice as big, pay nothing for it, and you’re in control,” he said. “It was a remarkable transaction. The whole thing begins in a lie. You tell the guy how much fun this is going to be, and then you shoot him.”

In January, 2009, Emanuel was in D.C., celebrating Barack Obama’s impending Inauguration. Rahm had been appointed Obama’s chief of staff and Zeke a health-care adviser. Ari quickly sought to establish influence. Around that time, John Podesta, who was helping to lead the transition, got a note from an aide, telling him that Emanuel wanted to suggest a member for a board being assembled to address the ongoing financial crisis. “I asked him if he was calling to schedule your appearance on Entourage,” the aide wrote. Despite the joke, she added Emanuel to the call sheet.

The merger of Endeavor and William Morris was still in process, but Emanuel had already started laying the foundation for an expanded company. His ally was Joe Ravitch, an investment banker at Goldman Sachs, who had covertly helped him navigate the deal. Ravitch and Jeff Sine, an executive at the multinational investment bank UBS, planned to leave their firms and start a boutique merchant bank, called Raine, with a focus on digital media, gaming, entertainment, and sports. Emanuel joined them as a partner and an investor. “Ari always wanted to create a global company,” Ravitch said. “From the start, he was willing to break glass.”

Emanuel hoped to find investors in his new company, and in Raine’s private-equity fund. But, with the economy suffering from the global financial crisis, money was tight. Emanuel called a New York real-estate lawyer named Martin Edelman, whom he had met through representing the UFC. Edelman was a longtime adviser to the league’s owners, Lorenzo and Frank Fertitta, veterans of the casino business. More important, he was close to the royal family of the Emirates and deeply involved in business there, serving as a senior adviser to Mubadala. “Marty Edelman figured out how to have a relationship with M.B.Z., and in the early two-thousands he started going to Abu Dhabi all the time,” Ravitch said.

Emanuel told me that Edelman was receptive, saying, “Whenever I call you to come to Abu Dhabi, come to Abu Dhabi.” Emanuel got the call on the day of Obama’s Inauguration. “From Washington, I get on a plane,” he told me. “I spend two days there. They were building the Formula 1 facility, they were building all this stuff, and I go around in the helicopter and I see the whole country—and I have a great time.”

It was on this trip that Emanuel met Al Mubarak, introduced by Edelman. He returned to Abu Dhabi often that year, meeting M.B.Z., his younger brother Sheikh Tahnoun bin Zayed, and other members of the royal family. Emanuel said of M.B.Z., “He was always generous to me. Always. With his time.” His ties to Al Mubarak were even closer, he said: “It’s not only a business relationship. It’s a personal relationship. Family. We do things for each other. When Khaldoon was looking for a place in L.A., I helped him get it. When his son wasn’t doing well, I helped him get doctors. These are—they’re actually friends.”

Some people who had known Emanuel since Endeavor’s early days found his new relationships somewhat confusing. They remembered that he had always identified deeply with Israel. When he bought an early Prius, a modest car for an aspiring entertainment tycoon, he explained to a friend, “I don’t want to give Saudi Arabia any more money!” His family had expressed similar views. After Rahm was chosen as Obama’s chief of staff, the Israeli newspaper Ma’ariv asked Benjamin Emanuel whether his son would influence the President to be “pro-Israel.” “Obviously he will!” Benjamin replied. “What is he, an Arab? He’s not going to clean the floors of the White House.” Rahm subsequently apologized to the American-Arab Anti-Discrimination Committee. But Ben Rhodes, Obama’s deputy national-security adviser, recalled in his memoir, “The World as It Is,” that when Rahm “got tired of hearing me argue that Obama had to show empathy to the Palestinians, he started calling me ‘Hamas.’ ‘Hamas over here,’ he’d say, ‘is going to make it impossible for my kid to have his fucking bar mitzvah in Israel.’ ”

I asked Emanuel what his father would say about the time he spent in Abu Dhabi. “He’d go, ‘What, what? You’re crazy, you’re crazy! What are you doing?’ ” Emanuel responded, imitating his father’s accent. “Having nothing to do with their being Arabs. He just doesn’t understand the map that I’m looking at, and how the world is changing, and how important that region’s gonna be.”

United Nations observers have accused the Emirates of human-rights abuses, including torturing dissidents and restricting the press. Before relations were normalized, last August, its government refused for decades to recognize Israel. When I asked Emanuel whether he was ever uncomfortable there, he said, “They are an incredible people, run by one of the great crown princes, one of the modern, forward-thinking crown princes. So, no, I didn’t feel any awkwardness—nothing, zero.”

Emanuel’s instincts about Martin Edelman and Abu Dhabi proved right. A year after his first visit, Sheikh Tahnoun made a handshake deal with Lorenzo Fertitta to acquire ten per cent of the UFC; Ravitch finalized the deal, with the Emiratis agreeing to pay about two hundred million dollars. Later, Tahnoun’s adopted son, an M.M.A. fighter, posted a picture on Facebook, showing Dana White and Lorenzo Fertitta with their arms around Tahnoun, who is wearing a UFC T-shirt and smiling broadly. In a recent interview, White said that Edelman was “how we got connected out here—and once we met Sheikh Tahnoun, it was a wrap.”

Emanuel secured other important investments from the Emiratis. He described a conversation with Al Mubarak, in 2010, about the prospect of putting money into Raine. They had met in Spain to watch the Manchester City Football Club play. “There was a friendly match between Man City and I think it was either Madrid or Barcelona,” Emanuel recalled. “At two in the morning, we were walking around the streets, and he turned to me and he said, I trust you. I said, I trust you. He said, I’m going to give you one hundred million dollars.” Mubadala’s investment launched Raine’s private-equity fund. “Khaldoon has been an unbelievable backer of me, of ideas,” Emanuel said. “And I think I’ve been a very good steward.”

In March, 2010, Abu Dhabi held its first Media Summit—part of M.B.Z.’s effort to make the emirate a global presence in media and entertainment. Onstage with Emanuel, Al Mubarak spoke publicly for the first time about Mubadala’s investment in Raine. “We’re still learning the ropes when it comes to the media business,” he said. “Rather than us going in and just learn, we’ve partnered with Ari, we’ve invested with Ari, and I think that gives us the right deal flow, the right advice.” Al Mubarak has a studious, even formal demeanor, but when he speaks about M.B.Z., or about Emanuel, he shows flashes of warmth.

At the second Media Summit, a year later, Emanuel appeared on a panel with prominent figures he had brought from Los Angeles, including Skip Brittenham, a leading entertainment lawyer, and Jim Gianopulos, the chairman and C.E.O. of Fox Filmed Entertainment. Introducing Emanuel, the moderator said, “Fans of ‘Entourage’ may have heard of Ari Gold. What we have is the real thing.”

It was a tumultuous time in the Middle East. The Arab Spring protests had started four months earlier, in Tunisia, and spread to Egypt, where government loyalists wielded machetes and whips against protesters in Cairo’s Tahrir Square. After Obama called on the Egyptian President, Hosni Mubarak, to restrain his men, the Gulf rulers, fearing discontent among their own populations, expressed anger at his temerity. A few weeks later, Mubarak resigned, under pressure; he was subsequently imprisoned.

The Media Summit took place barely a month after Mubarak stepped down. During a question period, Cynthia Schneider, a Georgetown University professor, asked how films could reflect the complex political realities in the region: “What is the way to get people to understand what is really going on? Because with all this talk about the people’s voice, how much attention are governments paying to those people’s voice?” Three panelists dodged the question, and Emanuel remained silent. They were, after all, guests in a country where activists are routinely jailed for criticizing rulers.

M.B.Z. saw the fast-moving revolt as a threat to his monarchy. Obama wrote in “A Promised Land” that, after he called for Mubarak to step down, M.B.Z. got in touch to say that “the United States is not a partner we can rely on in the long term.” To tighten security, M.B.Z. turned to Asia Global Technologies, a company based in Switzerland. Its founder was Matanya Kochavi, an Israeli with a background in intelligence; its international chairman was Martin Edelman. In February, 2011, Abu Dhabi awarded A.G.T. a six-hundred-million-dollar contract to install a statewide surveillance system, a project named Falcon Eye. In effect, a source close to the project told the London-based news site Middle East Eye, “every person is monitored from the moment they leave their doorstep to the moment they return to it. Their work, social, and behavioral patterns are recorded, analyzed, and archived. It sounds like science fiction, but it is happening today in Abu Dhabi.”

Kochavi decided that some of the technology might also lend itself to news-gathering. In 2013, with Edelman’s help, he launched Vocativ, a New York-based company that would bring together Israeli analysts and American journalists to mine the deep Web for investigative stories. Vocativ ultimately did not thrive; in 2017, it laid off much of its editorial staff. But, for Emanuel, it looked like the future, at least for a time. W.M.E. bought a minority stake in the company, and Emanuel negotiated a TV deal on its behalf. “As soon as I saw its technology,” he told the Times, “I wanted to be involved.”

Emanuel had been obsessively interested in technological change since the nineties, when he read “Life After Television,” a book by George Gilder, which predicted the revolution in digital media. He called Gilder and befriended him, as he widened his search for knowledge and connections. One night in 2004, he knocked on the door of a house in Sherman Oaks, looking for Jules Urbach, a thirty-year-old who was developing software that might transform online gaming. Urbach took Emanuel upstairs to a makeshift office and started showing him code. “Five hours later, Ari was still there,” Urbach told me. “I laid out my plan for everything I wanted to do, and he said, ‘I want to have some sort of involvement in technology—I just feel it’s important.’ ” Urbach told him that he needed two years.

Emanuel kept calling, and two years later Urbach was ready. At Emanuel’s request, Gilder met with him, and reported back that he was impressed. Emanuel asked him to raise money for Urbach’s company. “Ari couldn’t keep up with Jules, but he understood it well enough,” Gilder said. “He has real animal intuition about it.”

Zeke Emanuel told me, “Ari is incredibly curious about lots and lots of things.” He traces this trait to their father, who was so eager to engage people that, when their family went to a restaurant, “literally in five minutes he’d be talking to the next table.” After the pandemic started, Emanuel began reading articles about potential covid medications and calling scientists to quiz them about their findings. Health is an area of persistent inquiry for Emanuel, whose interest in digestion is intense even by Hollywood standards. “You probably will not talk to anyone, except the real experts doing the research about the microbiome in the gut, who knows more about that subject than Ari,” Zeke said. “He thinks it’s the key to not having illnesses, to longevity.”

When I brought up the subject with Emanuel, he laughed and acknowledged his “craziness about health and food.” Mark Shapiro was more forthcoming. “It’s insane—all about the gut, the worms!” he said. “He’ll go to a restaurant, and he’ll say, ‘The tomatoes, are they seedless tomatoes?’ He’ll constantly be fighting with the chef, who says, ‘It’s O.K., it’s O.K., this is a vegan restaurant.’ And Ari says, ‘But you’re not my level of vegan!’ He has a chef at home that cooks all this stuff, and when Ari goes on the road he gets on the plane with a suitcase of food. This is a guy who had his assistant call Uno’s Pizzeria in Chicago, and when we land there someone with an Uno’s uniform is at the door of the plane. Ari’s getting an Uno’s pizza in a vegan recipe they don’t even make.”

Emanuel says that he has a habit when he gets interested in a subject. “I’ll read an article, and I’ll tag it, and I’ll say, I want to talk to the person in that article, or I want to talk to that author—and I’ll just start going down rabbit holes of things that make me curious,” he said. “I call it creating serendipity. And it’s created a large web.” He mentioned cold-calling Michael Rapino, of the Live Nation events company; Emanuel is now on Live Nation’s board. Elon Musk, cultivated in the same way, will soon join the board of Endeavor. “Ari’s phone should be an appendage—24/7, he’s dialling for dollars,” Shapiro told me. Emanuel’s search for profitable connections doesn’t always yield good results, Shapiro noted, but on balance it is productive: “Can I tell you how much business we have, just from his cold calls?”

When Emanuel was raising money for Raine’s first private-equity fund, he read an article about Marc Andreessen, the Silicon Valley venture-capital executive. “I call Marc out of the blue,” Emanuel told me. “He picks up the phone, we meet, we talk, he comes down, I go to see him, da da da, we become friends. And then, after we have a relationship, I say to him, We’re raising a bunch of money. I would like you as an investor—just put in a couple million dollars.” Andreessen invested in the fund. He also introduced Emanuel to Egon Durban, a managing partner at Silver Lake, one of the leading private-equity firms focussed on technology. “We just kind of clicked,” Emanuel said. Durban, too, made an investment.

“We’d been talking about stuff, and meeting,” Emanuel said. “And then Teddy died.” This was Ted Forstmann, the prominent New York investor; Emanuel had been playing golf with him for years, trying to persuade him to sell IMG, the giant marketing group, which owned sports and fashion events—assets that W.M.E. lacked. After Forstmann’s death, Durban and Emanuel had lunch at the Grill, the venerable celebrity hangout in Beverly Hills. Emanuel told me, “Egon at that lunch said, ‘We want to make an investment in you, and we want to go after IMG and create this new kind of entertainment company.’ ” Emanuel had been putting together a financial group to pursue IMG. He recalled that Durban told him, “No, I want to do this with you. Send me your numbers.”

Emanuel and Durban reached a deal, in which Silver Lake would provide cash to buy IMG, in exchange for a controlling stake in the combined companies. Mubadala also invested. In 2013, W.M.E. won an auction for IMG, with a bid of some $2.4 billion—roughly four hundred million dollars higher than the runner-up. The combination of firms, Durban told the Financial Times, made for a “relatively large and complicated animal.” But Emanuel kept buying companies, especially those centered on live events. He wanted to change the balance of his firm’s income, so that half came from representing talent and half from owning rights, events, and production.

In 2017, he launched Endeavor Content, to produce TV and film projects—breaking the long-standing convention against talent agencies producing or owning entertainment entities, because of the inherent conflict of interest. Other major agencies were pursuing similar arrangements, and the Writers Guild of America protested by asking members to fire their agents. The two sides both filed lawsuits, with each accusing the other of antitrust violations.

In an interview with the London Telegraph, in October, 2018, Emanuel dismissed the writers’ concerns: “Oh, your agent’s going to be your producer? Shut the fuck up. The law that they are talking about I think is from the middle of the Fifties.” This February, after two years of litigation, W.M.E. became the last of the major agencies to yield; among other things, Endeavor Content agreed to reduce its stake in productions with Guild members to twenty per cent.

In March, 2017, Kacy Grine, a young investment banker, went to the Endeavor offices in Beverly Hills, to meet with Emanuel. Grine had started an investment fund, in which French and Saudi companies invested in one another. He had a proposal for Emanuel.

Shortly after Salman bin Abdulaziz became king of Saudi Arabia, in January, 2015, he appointed his son Mohammed bin Salman deputy crown prince. With the King in decline, bin Salman, a twenty-nine-year-old known as M.B.S., quickly became the most powerful figure in the kingdom. He set out to diversify his country’s oil-dependent economy, and to open up an intensely conservative society to sports, entertainment, and tourism. “I asked Ari, ‘What do you know about Saudi Arabia?’ ” Grine recalled. “He said, ‘I know nothing! I know Abu Dhabi, not Saudi Arabia.’

“I told him that I have this young prince, very energetic, very ambitious, who is changing the way the sovereign wealth fund invests. He needs someone to structure how to bring in movies, music, sports—none of which exist.” Grine suggested that he meet with M.B.S. “Ari said, ‘I’d be happy to.’ ”

The Emiratis had also seen an opportunity in the changes in Saudi Arabia. M.B.Z., who had launched a similar project of modernization, had been cultivating the young deputy crown prince as a protégé. In the spring of 2017, Emanuel got a call from Tahnoun bin Zayed, who had recently become the U.A.E.’s national-security adviser. “He goes, ‘I want you to fly to Saudi Arabia. I’m going to set up a meeting with you and M.B.S.,’ ” Emanuel told me. “I said, ‘O.K., no problem.’ ” Emanuel flew to Riyadh, where he met Grine for a two-day visit. “For Ari, it was great,” Grine said. “A new country, a new market, and a new source of capital.”

At the end of the visit, Emanuel was scheduled to meet with M.B.S. at his palace. He recalls waiting in his hotel as the deputy crown prince’s staffers phoned him repeatedly to postpone: “ ‘You’re gonna meet him at nine o’clock.’ ‘You’re gonna meet him at ten o’clock.’ ‘You’re gonna meet him at eleven o’clock.’ This is at night. Now, I’m a guy that goes to bed at seven o’clock, right? Eleven o’clock! What do you fucking mean?” But Emanuel maintains that he didn’t take the delay personally: “I’m not mad about it—I understand, he’s the head of state.”

The meeting, scheduled for half an hour, lasted an hour and forty-five minutes. “He doesn’t speak English, but he kind of speaks English,” Emanuel said. “He’s telling me everything he’s gonna do, which was incredible, at the time. Like how he’s gonna change the culture, wants to spend thirty billion dollars on entertainment, bring people into the region instead of people leaving. I said, ‘Listen, we want to be your partner. To bring events, to bring entertainment, sports. Thirty billion dollars, you know—yes, I’m a businessman! And you’re trying to change the culture of the country and the region.’ It all seemed great! And he says, ‘We also want to make an investment.’ ”

M.B.S. said that he had an international-investment conference planned for the fall, and he wanted Emanuel to be one of the speakers. The conference seemed intended to be M.B.S.’s début as the presumptive next king. But there was an impediment: his older cousin Mohammed bin Nayef, a longtime U.S. ally against terrorism, was first in line to succeed King Salman. On June 20th, about two weeks after Emanuel met with M.B.S., bin Nayef was summoned to the palace, where he was held captive overnight and refused food and medication. Turki Al Sheikh, the minister of sports, whom Emanuel had met, was among those who urged bin Nayef to step down, asking him, “How else will you leave the palace alive?” By morning, bin Nayef was brought to see M.B.S., who knelt to kiss the hem of bin Nayef’s robe. Then M.B.S. placed him under house arrest at his palace in Jeddah.

In late October, 2017, the Future Investment Initiative conference drew several thousand international businesspeople and political leaders to the Ritz-Carlton in Riyadh. M.B.S., who by then had been recognized as the new crown prince, gave an address. He disclosed his plans for a five-hundred-billion-dollar high-tech city, Neom, on a peninsula in the Red Sea. A futuristic landscape, with flying drone taxis and sand that glowed in the dark, it would have more robots than human inhabitants, not least because the tribespeople who had lived there for centuries would be removed. Two other megacities were also planned; the first, Qiddiya, would be a huge sports and entertainment complex, with movie theatres, concert venues, and theme parks.

Emanuel was interviewed onstage by the CNBC reporter Hadley Gamble. She asked about the challenges M.B.S. would face in building an entertainment industry from scratch. “I don’t know if it’s going to be a challenge,” Emanuel responded, measuring his words with uncharacteristic care. He hesitated. “If I mispronounce this—Jeddeeyah . . . When they open that town, I think you will see, whether it be live entertainment and music, food festivals, fashion, art shows—you’ll see all that come in,” he said. “Instead of money leaving the country to go to Abu Dhabi and other places, I think they want to keep it here. And hopefully we can be part of that.”

Emanuel told me that, in the months between his June meeting with M.B.S. and the conference, there had been “a very difficult negotiation” with M.B.S.’s representatives over the investment in Endeavor: “They wanted a lot of things they were never gonna get. Like a board seat, like restrictions on what we could do. I was, like, What? You’re putting in four hundred million dollars. It’s nothing!” The restrictions the Saudis wanted involved Endeavor’s ambitious sports-betting operation. “We don’t do gambling, but we give the data and the stream to all the bookies for sports,” Emanuel said. “I’m, like, No!”

Emanuel decided that he should deal with the crown prince directly. At the conference, he met with M.B.S. and closed the deal. Grine told me that IMG was to bring dozens of events to Saudi Arabia, including concerts, sports, and fashion shows. While other U.S. companies would also be involved, Grine said, “the Saudis saw Ari as their prime partner.”

Nine days later, M.B.S. launched a vicious purge of his rivals. In what his government described as an “anti-corruption” campaign, his security forces arrested more than three hundred and fifty people, including princes, government officials, and influential businessmen, and put them under guard at the Ritz. (“They locked them all up in the Ritz—probably in my room!” Emanuel said.) The most prominent prisoner was Prince Alwaleed, a major shareholder in Citibank, News Corporation, Apple, and the Four Seasons—and Grine’s client and close friend.

In January, 2018, when Alwaleed had been imprisoned for about ten weeks, Grine was interviewed by Maria Bartiromo, on Fox Business. She asked repeatedly why the prince was still being held. Grine said that he didn’t know the charges, but expressed confidence in the fair disposition of the case: “I think it’s very important for Saudi Arabia that I will add value for all of these partners, in the entertainment, Silicon Valley, and Hollywood companies, to show that there is due process behind all of this crackdown.” Clearly frightened for his friend, he emphasized that Alwaleed had always been loyal to M.B.S., “even when the crown prince was not the crown prince.”

Alwaleed was released two weeks later, after eighty-three days under armed guard at the Ritz. Some of the prisoners there had been physically abused, and one had died in custody. Many had been freed only after surrendering large portions of their money and other holdings. (Alwaleed has denied reports that he was tortured and stripped of his wealth.) Until Alwaleed’s imprisonment, Grine had been meeting with Emanuel’s Hollywood contacts who were interested in M.B.S.’s initiative, and had accompanied several to Saudi Arabia. Now he told Emanuel that he could no longer be part of the project.

In late March, M.B.S. embarked on a U.S. tour, intended to cultivate American politicians, business leaders, and the media. Shortly before he arrived in Los Angeles, the deal with Endeavor was announced: the Saudis’ investment of four hundred million dollars would buy what was said to be a five-to-ten-per-cent stake in the company. Emanuel persuaded Brian Grazer to host a celebratory dinner. (“M.B.S. will love your house!”) At the party, the crown prince sat with Bob Iger, the Disney C.E.O., and got to discuss sports with Kobe Bryant.

On October 2nd, six months after that dinner, Saudi agents brutally murdered the expatriate Saudi journalist Jamal Khashoggi in the Saudi consulate in Istanbul. Soon afterward, Emanuel met a friend for lunch. “Ari said, ‘What the fuck! ’ ” the friend recalled. “ ‘It’s Jekyll and Hyde! All the times we were together! He’s sophisticated, smart. He told me he’s a reformer.’ ”

Some of Emanuel’s friends advised him to return the money that the Saudis had invested with him. But the Saudis warned that if he gave their money back he would never be able to do business in the kingdom again. “They were threatening me,” Emanuel told his friend. To extricate Endeavor from the relationship, he eventually agreed to pay the Saudis substantially more than they had invested; Silver Lake raised the money from its limited partners. Emanuel told me that it was worth the expense. “You have to have some morals,” he said. “And, to be candid—I mean, I’m not trying to toot my own horn—but, out of all the companies, and all the fuckin’ hoopla, we’re the only company that gave it back.

“Let’s just be very clear,” he went on. “Governments all over the world do bad things. The United States does it, Canada does it, England does it, Saudi Arabia does it. They just don’t do it in the Turkish Embassy. With cameras. And sound. So, you know, the Israeli government does bad things, really bad things. This was—whatever. This was stupid.”

As the 2016 Presidential campaign began, Emanuel stopped representing Trump, and he did not advertise their relationship in Hollywood. But he had a connection with Trump that he did not have with Hillary Clinton. Emanuel had worked passionately for Obama in his two Presidential campaigns, speaking at Dartmouth and working the phones in New Hampshire with his friend Larry David; now he did little to support Clinton’s candidacy.

A few weeks before the election, according to the Daily Beast, Mark Cuban, the owner of the Dallas Mavericks, heard that there were recordings from the Miss Universe Organization that could be damaging to Trump. As it happened, Emanuel had control of the tapes. In 2015, after Trump called Mexicans “rapists” who brought drugs and crime into the country, NBC had cut ties with him; Trump bought out NBC’s interest in Miss Universe and sold the company to Emanuel’s firm. Cuban and other Clinton allies urged Emanuel to release the recordings, but he refused. Responding to critics, he said, “My brother is in politics, I’m not.”

Twelve days after the election, Trump met with potential Cabinet members at his golf course in Bedminster, New Jersey, and Emanuel went to see him. Photographs from the day show them shaking hands and grinning. Soon afterward, Ravitch said, Emanuel told him about the meeting. “The blood drained from his face,” Ravitch recalled. “He said, ‘It was such a thorough process that my brother did for Obama, to identify and vet Cabinet appointees. Now Trump said to me, “I like the way you eat your pastrami sandwich. Do you want to be in my Cabinet?” ’ ”

Whatever his reservations about Trump, Emanuel found a way to exert influence. Zeke told me that, not long after the election, Ari asked him to collaborate with Trump on public-health issues: “Ari said, ‘You didn’t vote for him, you don’t like this guy, but he said some things on the campaign trail you can agree with.’ He switched me to Fox News, so the President would see me on ‘Fox & Friends’—Ari had gamed out this whole damn thing—and then he had Trump call me, in November, and I went to Trump Tower.” (Zeke met with Trump a number of times, but had limited sway.)

Emanuel’s foreign partners moved quickly to align themselves with the new Administration. M.B.Z. cancelled a farewell lunch with Obama, and attended a secret meeting in New York with Jared Kushner, Steve Bannon, and Michael Flynn. Emanuel already had a relationship with Kushner; he had befriended Steven Mnuchin, Trump’s Secretary of the Treasury, when Mnuchin dabbled in producing films years before. When Trump was asked about Emanuel, after the election, he said, “He calls me a lot. I call him a lot, and we talk. He’s very political. Even though he’s not political, he’s political.”

For Emanuel, politics were sometimes inseparable from business. Since acquiring the UFC, he had begun to expand the organization abroad, in China, the Middle East, and Latin America. Russia was a particular target. “We have six per cent of our fighters coming out of the region,” Emanuel told me. “I’m saying, We gotta have a proper partner in Russia.” Khaldoon Al Mubarak set up a meeting for him with Kirill Dmitriev, who heads the Russian Direct Investment Fund; in the past several years, Mubadala had built an increasingly close partnership with Dmitriev’s fund. “I go over and meet him, we meet with the minister of sports, and we get a relationship with Kirill,” Emanuel said.

The news in America was dominated by reporting on Russia’s interference in the election, but Emanuel remained focussed on making deals. In the spring of 2017, he and Dmitriev attended the St. Petersburg International Economic Forum. On the sidelines of the conference, they participated in a meeting with Vladimir Putin, along with Al Mubarak and others. In the coming year, they worked to solidify an agreement, and on July 18, 2018, Dmitriev announced that his fund, along with sovereign wealth funds in China and the U.A.E., would form a joint venture with the UFC. The announcement came two days after Trump met Putin at a summit in Helsinki, and the timing drew attention from the business press. “After Donald Trump called for closer business ties between the U.S. and Russia, his old talent agent got the ball rolling,” Lucas Shaw wrote, for Bloomberg News. It may also have provided Trump with a welcome distraction. At the summit, he had stirred outrage by saying that he was more confident in Putin’s denials of Russian interference than in the consensus among American intelligence agencies.

The following April, the special prosecutor Robert Mueller released his report. A section devoted to Dmitriev alleged that after the election he had worked—on orders from Putin, and with help from the Emiratis—to cultivate people in Trump’s circle. The report does not mention Emanuel, and a person close to him told me that his contacts with Dmitriev ended when the deal was announced. His interactions with the White House were more persistent, however. “Ari talks to Trump, he talks to Jared, he talks to Mnuchin,” Ravitch told me last year. As the pandemic began, Emanuel sometimes interrupted conversations with Zeke to ask him to relay medical insights to Trump. “He would say, ‘Hold on—we’re getting the President on the line,’ ” Zeke recalled. “ ‘You have to tell him this.’ ”

I spoke with Emanuel on January 7th, the day after a crowd of Trump supporters stormed the Capitol—the culmination of a months-long effort to discredit the election. Emanuel was not surprised by Trump’s actions, but he suggested that he was disappointed: “Right or wrong, he could have taken somewhat of a victory lap and said, ‘Stock market’s at an all-time high.’ He could have said, ‘Warp Speed is under way.’ Yet that’s not what happened. It’s a shame. It didn’t have to end as badly as it did.”

On March 29th, Emanuel turned sixty, and he held a dinner at Ivy at the Shore, a restaurant in Santa Monica. A few friends were invited—Elon Musk, Brian Grazer, Larry David, and Michael Rapino—along with several Endeavor managers. In deference to covid-19 precautions, the dinner was held in the restaurant’s parking lot. Guests ordered from the menu; Emanuel got a vegan salad.

At dinner, the Endeavor managers gave him a gift that seemed calibrated to evoke their difficult year: a letter from Albert Einstein to William Morris, the founder of the talent agency that Endeavor absorbed. A few months before the Second World War began, Einstein wrote to Morris, who like him was a Jewish German immigrant to the U.S., saying that “in these years of affliction our readiness to help one another is being put to an especially severe test.” He praised Morris for his work in “rescuing our persecuted fellow-Jews from their calamitous peril.” Shapiro said, “Ari teared up. He was really touched.”

Emanuel describes the effort to pull his company through the pandemic as excruciating: the cost-cutting, the layoffs, the talk of bankruptcy. But things were looking better. Despite promising not to take a salary, he had received fourteen million dollars from Endeavor last year. He bought a new home, a twenty-eight-million-dollar French Normandy estate that sprawls across two acres in Beverly Hills. Now he and his colleagues are preparing for a new I.P.O., meeting with investors on a virtual road show.

The failure of the earlier offering lingers, but they have tried to reposition themselves. Endeavor’s prospectus focusses less on agenting and on the storytelling business; instead, it emphasizes sports and events, especially the UFC. Endeavor says that, concurrent with the I.P.O., it will buy an additional 49.9 per cent of the UFC, giving it complete ownership. To help with the acquisition, Endeavor raised more than $1.7 billion from Mubadala, Silver Lake, and other investors. “The UFC is the best business they have,” a person close to the transaction said. “So Ari’s taking something to the market that is very different than what he took the last time.” Emanuel plans to expand his company’s involvement in sports betting, and the UFC attracts wagering from all over the world. As the person noted, the organization’s former owners, the Fertittas, were in the casino business, and “the UFC was never afraid of gambling, like some other leagues were.”

Emanuel has assembled a powerful group of investors and allies. As always, on his long ascent, some friends who are less important to his business have receded. “Ari has clients—he has few close friends,” a person who knows him well said. “He is at another level now. He’s a mogul.” He has a new house, new allies, and another chance at an I.P.O. He seems confident that he will prevail, as he has before, through dogged insistence. “The only way to get to success, you realize you are going to fuck it up and you gotta just start going to work,” Emanuel told me. “There’s a boxing or UFC analogy: You gotta bite down on your mouthpiece and start fighting! You have to be willing to take the emotional damage. People get exhausted from that beating. I don’t know why I don’t.”

Forward Looking Statements

The Article may have forward-looking statements that involve risks and uncertainties including statements relating to the performance of the UFC, the effects of COVID-19 on Endeavor’s business and Endeavor’s initial public offering. Forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including Endeavor’s: need to anticipate and address changes in public and consumer taste; adverse economic conditions; ability to adapt to or manage new content distribution platforms; reliance on its professional reputation and brand name; ability to identify, sign, recruit and retain clients, agents and managers; ability to avoid or manage conflicts of interest; ability to consummate and effectively manage and integrate acquisitions, as well as the additional risks and uncertainties that could affect Endeavor, which are included in the section titled “Risk Factors” and “Forward-Looking Statements” in the preliminary prospectus contained from time to time within the Registration Statement. All forward-looking statements contained herein are based on information available to Endeavor as of the date hereof.

Endeavor has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Endeavor has filed with the SEC for more complete information about Endeavor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com; and Deutsche Bank Securities, Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or via email: prospectus.cpdg@db.com.